Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773-796-5434 britta.petersen@epsilon.com
VOLVO DRIVES FORWARD WITH ALLIANCE DATA'S EPSILON, SIGNS
EXPANSION AGREEMENT FOR DATA-DRIVEN MARKETING SERVICES

Analytically-Driven Marketing Program Will Be Designed Around Individual Customer's
Vehicle Lifecycle

PLANO, TX – June 22, 2017 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced it has expanded its long-standing relationship with Volvo Car USA (VCUSA), one of the most well-known and respected car brands in the world. Epsilon has worked with VCUSA on customer relationship management and retail assignments since 2009.

Volvo Car Group was founded in 1927 and is headquartered in Gothenburg, Sweden. The company's corporate and brand strategy puts people at the center, and is a foundation and guide for the business, the products and the corporate culture. Volvo cars are marketed and sold by regional market companies and national sales companies through approximately 2,300 local dealers, mostly independent companies, in about 100 countries. Volvo employs over 31,000 employees around the globe. Volvo reported a third consecutive year of record sales in 2016, with an operating profit of approximately $776.6 million USD.

Under the terms of the expanded agreement, Epsilon will develop and execute data-driven direct and digital marketing programs focused on owner loyalty and service retention. Powered by predictive modeling and analytics, Epsilon's efforts will include creative development, strategy, analytics and production. The after-sales marketing programs will continue to evolve to ensure current Volvo owners receive the most relevant, timely communications based on their past interactions, propensities for specific offers and individual vehicle lifecycle data. Programs include retailer-level service CRM communications and targeted marketing activities focused on specific owner repair needs such as brakes, tires and other replacement products. These multi-channel programs are fully integrated and continuously optimized to ensure messaging is providing value to customers. As a result of integration across Conversant®, Epsilon's digital media arm, existing Volvo vehicle owners will also receive communications and service offers via online channels, driving loyalty and purchase.

"Volvo's focus is on ensuring vehicle owners are receiving unparallelled products, service, value and information," said Scott Doering, VP Customer Service at Volvo. "Data drives everything that Epsilon does for its clients, and the results they've delivered on Volvo's CRM and service marketing programs to-date makes for a uniquely trusting partnership."

"Epsilon has enjoyed a wonderful partnership with Volvo, a highly customer-focused, industry leader, for over seven years, and we're eager to integrate even more data-driven marketing services as we continue to elevate our relationship," said Bryan Kennedy, chief executive officer, Epsilon/Conversant. "Volvo's guiding principle of designing around the individual customer aligns perfectly with Epsilon's, where the focus is, and always has been, on developing and implementing personalized marketing communications that engage customers and drive business growth."

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ Affiliate by Conversant®, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands.  Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Agency Network, #1 Largest U.S. Agency from All Disciplines, #1 Largest U.S. CRM/Direct Marketing Agency Network and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 8,000 associates in 70 offices worldwide. Epsilon is an Alliance Data® company. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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